Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Radcom Ltd for the registration of 1,652,852 of its ordinary shares and to the incorporation by reference therein of our report dated April 22, 2013, with respect to the consolidated financial statements of Radcom Ltd. and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/Kost, Forer, Gabbay & Kasierer
June 5, 2013	Kost, Forer, Gabbay& Kasierer
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